Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-230904, and 333-227639) of our report dated April 14, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and an emphasis of matter paragraph regarding the risks and uncertainties related to the Company’s digital asset activities, with respect to our audit of the consolidated financial statements of Sysorex, Inc. and subsidiaries as of and for the years ended December 31, 2021 and 2020, included in this Annual Report (Form 10-K) of Sysorex, Inc. and subsidiaries for the years ended December 31, 2021 and 2020.

/s/ Friedman LLP

New York, New York

April 14, 2022